Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Fourth-Quarter 2013 Results

Sales Surge 26% to $72.5 Million in the Quarter

Quarterly Net Income Grows to $0.10 Per Share Versus $0.02 a Year Ago

Goshen, Ind.—February 13, 2014—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced financial results for its fourth quarter ended December 28, 2013. All earnings per share and share figures have been adjusted for the 5% stock dividend distributed in the second quarter of 2013.

2013 Fourth-Quarter Results

Consolidated net sales for the fourth quarter increased 25.6%, to $72.5 million, compared with $57.7 million last year. The revenue increase was attributable to a fall fleet build and improved retail demand for truck bodies, partially offset by lower sales volume in the specialty vehicle and bus divisions.

Gross margin expanded to 15.2% of quarterly sales, compared with 13.2% in last year’s fourth quarter, despite margin pressure in the bus product line. The margin improvement, combined with higher net sales, drove gross profit up to $11.1 million, or a 45.7% increase from the $7.6 million reported in the fourth quarter of 2012. The margin expansion is primarily due to product mix, continued manufacturing efficiency improvements and higher capacity utilization.

An income tax expense of $0.7 million was recorded in the quarter due to the Company’s return to normalized tax rates. In last year’s comparable period, the Company recorded an income tax benefit of $0.1 million that included the reversal of a deferred tax valuation allowance due to improved profitability.

Net income for the fourth quarter was $1.7 million, or $0.10 per diluted share, up from net income of $0.4 million, or $0.02 per diluted share, last year.

During the quarter, the Company announced its intention to divest the highly competitive shuttle bus business. The increasingly competitive environment in the bus industry has led to higher discounting making it more difficult to meet Supreme’s profitability objectives. While shuttle bus products represented less than 13% of the Company’s consolidated 2013 sales, the business generated unacceptable margins in 2013.

On a proforma basis, adjusting and eliminating the net losses of the shuttle bus business (including costs associated with the King County lawsuit) and normalizing the 2012 income tax expense, diluted earnings per share more than doubled to $0.13, compared with $0.05 a year ago. A reconciliation of net income and net income per share is included with this press release.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

“The decision to divest the shuttle bus business is expected to help us maximize shareholder value by optimally allocating resources where they will earn the highest return. Supreme’s core business of manufacturing and selling customized truck bodies has recently undergone successful facilities and manufacturing process upgrades, resulting in better operating efficiencies and expanding margins for these products,” said President and Chief Executive Officer Mark Weber.

2013 Full-Year Results

Consolidated net sales for the twelve-month period decreased 1.4%, to $282.3 million, from $286.1 million last year, due to lower bus and specialty vehicle sales offset by increased truck body volume. For the twelve months, gross profit increased to $46.8 million, from last year’s $43.5 million. Gross margin, as a percentage of sales, increased to 16.6%, compared with 15.2% in 2012. The margin growth reflects improved product mix and margin-expansion initiatives including process improvements, manufacturing efficiencies and competitive sourcing.

Income tax expense increased by $3.2 million versus last year resulting from the normalized tax rates in 2013, and last year’s reversal of the valuation allowance.

Reported net income for the twelve months was $6.4 million, or $0.39 per diluted share, compared with $11.8 million, or $0.73 per diluted share last year. On a proforma basis, adjusting and eliminating for the impact of the shuttle bus business (including costs associated with the King County lawsuit) and normalizing the 2012 income tax expense, diluted earnings per share for the full year improved to $0.68 compared to $0.53 for 2012.

Backlog at the end of the year increased 28.4% to $71.5 million, compared with $55.7 million at the end of 2012, excluding shuttle bus business.

Additional year-over-year key performance indicators include:

•                  Working capital was $37.6 million at December 28, 2013, compared to $38.6 million for the fourth quarter 2012.

•                  Net cash provided by operating activities in 2013 was $13.5 million, compared with $12.4 million in 2012.

•                  Total debt declined more than 30% to $9.7 million at year end, compared with $14.1 last year.

•                  Stockholders’ equity increased 10.3% to $74.1 million at December 28, 2013, compared with $67.2 million at December 29, 2012.

•                  Book value, on a per-share basis, grew to $4.59 at year-end versus $4.20 at the end of last year.

“The pending divestiture of the shuttle bus business represents a continued transition towards an organizational focus on profitable growth.  As we enter 2014, we are encouraged by the opportunities we see in the work truck and specialty vehicle product lines, where customers value high-quality products and dependable delivery performance.  Supreme will celebrate its 40th Anniversary during 2014, which is a direct result of our dedicated employees and loyal customers,” Weber concluded.

Conference Call Information

A conference call will take place tomorrow, February 14, 2014, at 9:00 a.m. EST to review the 2013 fourth-quarter and full-year results. To participate in the live call, dial 877-300-8521 (International: 412-317-6026) 10 minutes before the call begins, or at 8:50 a.m. EST. The conference ID is 10040843. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Net Sales	$72,534,328	$57,728,124	$282,273,299	$286,140,112
Cost of sales	61,475,298	50,135,847	235,520,946	242,644,088
Gross profit	11,059,030	7,592,277	46,752,353	43,496,024

Selling, general and administrative expenses	8,659,771	7,371,194	34,167,348	31,602,317
Legal settlement and related costs	—	161,329	3,600,161	616,744
Other income	(98,529)	(450,472)	(925,537)	(1,217,057)
Operating income	2,497,788	510,226	9,910,381	12,494,020

Interest expense	87,836	241,705	625,190	971,225
Income before income taxes	2,409,952	268,521	9,285,191	11,522,795

Income tax expense (benefit)*	744,450	(115,056)	2,859,315	(310,190)
Net income	$1,665,502	$383,577	$6,425,876	$11,832,985

Income per share:
Basic	$0.10	$0.02	$0.40	$0.74
Diluted	0.10	0.02	0.39	0.73

Shares used in the computation of income per share:
(Adjusted for 5% stock dividend paid on June 3, 2013)
Basic	16,180,874	15,980,849	16,113,136	15,954,564
Diluted	16,581,208	16,219,930	16,487,804	16,212,508

* The Company reported a tax benefit for both periods of 2012, resulting from the utilization of previously unrecognized net operating loss carryforwards.

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 28,	December 29,
	2013	2012

Assets
Current assets	$65,923,357	$61,007,286
Property, plant and equipment, net	46,387,839	42,937,988
Other assets	1,219,655	1,142,809
Total assets	$113,530,851	$105,088,083

Liabilities
Current liabilities	$28,343,456	$22,363,408
Long-term liabilities	11,107,228	15,561,793
Total liabilities	39,450,684	37,925,201
Total stockholders’ equity	74,080,167	67,162,882
Total liabilities and stockholders’ equity	$113,530,851	$105,088,083

Supreme Industries, Inc. and Subsidiaries

Reconciliation of Net Income and Net Income Per Share

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012

Net income, as reported	$1,665,502	$383,577	$6,425,876	$11,832,985

Normalized taxes (2012 periods adjusted to 2013 effective tax rate, net of tax benefit reported in 2012)	—	197,760	—	3,859,211

Tax adjusted net income before shuttle bus operations	1,665,502	185,817	6,425,876	7,973,774

Shuttle bus operations (including legal costs):
Reported legal settlement and related costs	—	161,329	3,600,161	616,744
Shuttle bus loss from operations, net of legal above	750,459	883,427	4,236,270	334,587
Total shuttle bus operations	750,459	1,044,756	7,836,431	951,331
Tax effect (shuttle bus rates—39.1% for 2013, 39.4% for 2012 periods)	293,429	411,634	3,064,045	374,824
Total adjustment, net of tax	457,030	633,122	4,772,386	576,507
Adjusted net income	$2,122,532	$818,939	$11,198,262	$8,550,281

Per Share Data:

Net Income (as reported, not calculated on this schedule)
Basic	$0.10	$0.02	$0.40	$0.74
Diluted	0.10	0.02	0.39	0.73
Adjusted income tax expense
Basic	—	(0.01)	—	(0.24)
Diluted	—	(0.01)	—	(0.24)
Shuttle bus operations
Basic	0.03	0.04	0.30	0.04
Diluted	0.03	0.04	0.29	0.04
Adjusted net income
Basic	$0.13	$0.05	$0.70	$0.54
Diluted	0.13	0.05	0.68	0.53

Shares used for per-share calculations:
(Adjusted for 5% stock dividend paid on June 3, 2013)
Basic	16,180,874	15,980,849	16,113,136	15,954,564
Diluted	16,581,208	16,219,930	16,487,804	16,212,508